EXHIBIT 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Unity Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8, pertaining to the Unity Bancorp, Inc. 2006 Stock Option Plan, of Unity Bancorp, Inc., of our report dated February 17, 2006, relating to the consolidated balance sheets of Unity Bancorp, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report is incorporated by reference in the December 31, 2005 Annual Report on Form 10-K of Unity Bancorp, Inc.

KPMG LLP

Short Hills, New Jersey
May 22, 2006